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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    RIVERSOURCE VARIABLE SERIES TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         50606 Ameriprise Financial Center, Minneapolis, MN 55474

Telephone Number (including area code):     (612) 671-1947

Name and address of agent for service of process:

Scott R. Plummer, 5228 Ameriprise Financial Center, Minneapolis, MN  55474

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  Yes [X]    No[ ]


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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf of the city of Minneapolis and state of Minnesota on the 24th day of September, 2007.

                                            RiverSource Variable Series Trust
                                            (Registrant)



                                            By   /s/ Patrick T. Bannigan
                                                 -------------------------------
                                                 Patrick T. Bannigan
                                                 President

Attest:  /s/ Scott R. Plummer
         ---------------------------
         Scott R. Plummer
         Secretary